Exhibit 1

Pricing Agreement, dated February 19, 2004, between the Republic and the Underwriters named therein, relating to the Republic’s A$1,000,000,000 5.875% Global Note due August 14, 2008

PRICING AGREEMENT

Dated as of February 19, 2004
Deutsche Bank AG, Sydney Branch
UBS AG, Australia Branch
The Toronto-Dominion Bank
Commonwealth Bank of Australia
Deutsche Bank AG London
National Australia Bank Limited
UBS Limited
Westpac Banking Corporation
c/o UBS AG, Australia Branch
Level 25
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia

Dear Sirs:

A$1,000,000,000 5.875% Global Notes due August 14, 2008

     The Republic of Italy (“Italy”) proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 16, 1993 (the “Underwriting Agreement”), between Italy on the one hand and the parties thereto on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Subject to the amendments to the Underwriting Agreement set forth below, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of January 6, 2004 in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities that are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to Deutsche Bank AG, Sydney Branch and UBS AG, Australia Branch. The offering of the Designated Securities will be jointly lead-managed by Deutsche Bank AG, Sydney Branch and UBS AG, Australia Branch. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the addresses of the Representatives are set forth on Schedule II hereto.

     An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, Italy agrees to issue and sell to each of the Underwriters, and the Underwriters agree, jointly and severally, to purchase from Italy, at the time and place and at the purchase price to the Underwriter set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriters in Schedule I hereto. The Underwriters agree to comply with the selling restrictions contained in Schedule II hereto.

     By signing this Pricing Agreement it is agreed that the Underwriting Agreement be and is hereby amended by: (i) substituting all references in the Underwriting Agreement to the obligations of the Underwriters being “several” or “several and not joint” with an obligation on the part of the Underwriters to purchase the Designated Securities on a joint and several basis as provided above; (ii) deleting Section 9 in its entirety; (iii) substituting the reference to “Sullivan & Cromwell” in section 7(b) with a reference to “Skadden, Arps, Slate, Meagher & Flom (UK) LLP”; and (iv) including in the definition of “Fiscal Agent”, Citibank, N.A. and including in the definition of “Fiscal Agency Agreement,” the Fiscal Agency Agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as fiscal agent.

     Each Underwriter agrees that it will not carry out any stabilization transaction.

     Italy acknowledges that it has been informed of the Financial Services Authority’s informational guidance referred to in the price stabilizing rules made by the UK Financial Services Authority.

     If the foregoing is in accordance with your understanding, please sign and return to us six counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and Italy. It is understood that your acceptance of this letter is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to Italy for examination upon request.

Very truly yours,

REPUBLIC OF ITALY

By:	/s/ Maria Cannata

D.ssa Maria Cannata Director General – Treasury Department – Direction II Ministry of Economy and Finance

Accepted as of the date hereof.

DEUTSCHE BANK AG, SYDNEY BRANCH		UBS AG, AUSTRALIA BRANCH

By:	/s/ Grant Bush	By:	/s/ Simon Maidment

	Name: Grant Bush		Name: Simon Maidment
	Authorized Signatory		Authorized Signatory

By:	/s/ Geoff Tarrant	By:	/s/ Caroline Stewart

	Name: Geoff Tarrant		Name: Caroline Stewart
	Authorized Signatory		Authorized Signatory

TORONTO-DOMINION BANK		COMMONWEALTH BANK OF AUSTRALIA

By:	/s/ Jeff Clark	By:	/s/ Alastair McGibbon

	Name: Jeff Clark		Name: Alastair McGibbon, Senior Manager
	Attorney		Authorized Signatory / Attorney-in-fact

DEUTSCHE BANK AG LONDON		NATIONAL AUSTRALIA BANK LIMITED

By:	/s/ Peter Zabel	By:	/s/ John Black

	Name: Peter Zabel		Name: John Black
	Authorized Signatory		Authorized Signatory / Attorney-in-fact

By:	/s/ Konstantin von Achten

Name: Konstantin von Achten
Authorized Signatory

UBS LIMITED		WESTPAC BANKING CORPORATION

By:	/s/ Simon Croxford	By:	/s/ Linh Quach

	Name: Simon Croxford		Name: Linh Quach
	Authorized Signatory		Authorized Signatory / Attorney-in-fact

By:	/s/ Alistair Ferguson

Name: Alistair Ferguson
Authorized Signatory

SCHEDULE I

Principal Amount of
Designated Securities
Underwriter	to be purchased
DEUTSCHE BANK AG, SYDNEY BRANCH	407,500,000
UBS AG, AUSTRALIA BRANCH	407,500,000
THE TORONTO-DOMINION BANK	60,000,000
COMMONWEALTH BANK OF AUSTRALIA	25,000,000
DEUTSCHE BANK AG LONDON	25,000,000
NATIONAL AUSTRALIA BANK LIMITED	25,000,000
UBS LIMITED	25,000,000
WESTPAC BANKING CORPORATION	25,000,000

Total	A$1,000,000,000

SCHEDULE II

Title of Designated Securities:

     A$1,000,000,000 5.875% Global Notes due August 14, 2008 (the “Securities”).

Aggregate principal amount:

     A$1,000,000,000.

Price to Public:

     99.803% of the principal amount of the Securities plus accrued interest from and including February 14, 2004, to and excluding February 27, 2004.

Purchase Price by Underwriters:

     99.678% of the principal amount of the Securities plus accrued interest from and including February 14, 2004, to and excluding February 27, 2004.

Underwriting commission:

     0.125% of the principal amount of the Securities.

Specified funds for payment of purchase price:

     Transfer in immediately available funds.

Fiscal Agency Agreement:

     Fiscal Agency Agreement, dated as of May 15, 2003, between Italy and Citibank, N.A., as Fiscal Agent.

Agency Agreement:

     Agency Agreement, to be dated as of February 27, 2004, between Italy, Austraclear Services Limited (ABN 28 003 284 419), in the capacity of paying agent and Citibank N.A., in the capacity of registrar.

Maturity Date:

     August 14, 2008, at par.

Interest Rate:

     The Securities will bear interest at the rate of 5.875% per annum payable semi-annually in arrears in two equal payments.

Collective Action Clauses:

     The Fiscal Agency Agreement and the Securities include collective action clauses.

Interest Payment Dates:

     The Securities will bear interest from and including February 14, 2004. Interest on the Securities shall be payable in arrears semi-annually in two equal payments on February 14 and August 14 of each year (each an “Interest Payment Date”) commencing August 14, 2004, unless any Interest Payment Date would otherwise fall on a day which is not a Banking Day, in which case the Interest Payment Date shall be the immediately succeeding Banking Day. Where interest is to be calculated in respect of periods other than those ending on a regular Interest Payment Date, it shall be calculated on the basis of the actual number of days in the period from and including the most recent Interest Payment Date (or, if applicable, February 14, 2004) to but excluding the relevant payment date, divided by the actual number of days in the period from and including the most recent Interest Payment Date (or, if applicable, February 14, 2004) to but excluding the next Interest Payment Date. “Banking Day” means any day (other than a Saturday, Sunday or public holiday) that is a day on which banking institutions are open for general banking business in Sydney.

Redemption:

     None.

Sinking Fund Provisions:

     None.

Time of Delivery of Notes:

     9:00 A.M., Sydney time, on February 27, 2004 or as otherwise agreed by Italy and the Underwriters.

Closing Location:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street Canary Wharf London E14 5DS England

Attention:	Matteo Castelli / Lorenzo Corte
Telephone:	+44 (0)20 7519 7000
Facsimile:	+44 (0)20 7519 7070

Name and addresses of the Underwriters:

Designated Representatives:	Deutsche Bank AG, Sydney Branch UBS AG, Australia Branch

Addresses for Notices, etc.:

Deutsche Bank AG, Sydney Branch Level 18 Grosvenor Place 225 George Street Sydney 2000 Australia

Attention:	Director, Debt Capital Markets
Telephone:	+61 2 9258 2657
Facsimile:	+61 2 9258 1401

UBS AG, Australia Branch Level 25 Governor Phillip Tower 1 Farrer Place Sydney NSW 2000 Australia

Attention:	Debt Capital Markets Desk
Telephone:	+61 2 9324 3948
Facsimile:	+61 2 9324 3832

Designated Co-Managers:	The Toronto-Dominion Bank Commonwealth Bank of Australia Deutsche Bank AG London National Australia Bank Limited UBS Limited Westpac Banking Corporation

Selling Restrictions:

(a)	Designated Securities to be sold within the United States in circumstances under which Securities Act registration is required will be registered under such Act and accordingly such Act will not prohibit offers and sales in the United States or to or for the account of a U.S. person. Any such sales must be made in accordance with the provisions of the Securities Act, the Exchange Act and any applicable State Law.

(b)	Each of the Underwriters, on behalf of itself and each of its affiliates that participates in the initial distribution of the Securities, has severally represented and agreed that it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

(c)	The Designated Securities have not and will not be registered under the Securities and Exchange Law of Japan. Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriter that it and each such affiliate (i) is purchasing Designated Securities as principal and, in connection with the initial offering of the Designated Securities, has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of and otherwise in compliance with the Securities and Exchange Law of Japan and all other applicable laws, regulations and ministerial guidelines of Japan, and (ii) will cause any securities dealer to whom it sells Designated Securities to agree that it is purchasing such Designated Securities as principal and that it has not offered or sold, and will not offer or sell, any Designated Securities, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except as aforesaid).

(d)	The Designated Securities may not be offered, sold or delivered and neither the Prospectus, the Prospectus Supplement nor any other document relating to the Designated Securities may be distributed or made available in Italy except by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, Legislative Decree No. 58 of February 24, 1998, and any other applicable laws and regulations.

(e)	Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Designated Securities, severally represents to and agrees with Italy and the other Underwriters that it and each such affiliate will not offer, sell or deliver any of the Designated Securities, directly or indirectly, or distribute the Prospectus and Prospectus Supplement or any other offering material relating to the Designated Securities in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

(f)	Except for the qualification of the Designated Securities for offer and sale and the determination of their eligibility for investment under the applicable securities laws of such jurisdictions as the Underwriters may designate pursuant to the Underwriting Agreement, each Underwriter severally agrees with Italy and the other Underwriter that it and its respective affiliates will obtain any consent, approval or authorization required by them for the subscription, offer or sale by them of any of the Designated Securities under the laws and regulations in force in any jurisdiction outside the United States to which they are subject or in or from which they make such subscription, offer or sale of any of the Designated Securities.

(g)	The Designated Securities being offered or sold in The Netherlands shall be offered and sold under the Euro-securities exemption pursuant to Article 6 of the Exemption Regulation (vrijstellingsregeling Wet Toezicht Effectenverkeer) of December 21, 1995, as amended, promulgated under the Netherlands Securities Supervision Act 1995 (Wet Toezicht Effectenverkeer) and accordingly each Underwriter represents and agrees with Italy and the other Underwriters that it has not and will not publicly promote the offer or sale of the Designated Securities by conducting a generalised advertising or cold-calling campaign within The Netherlands.

(h)	Each of the Underwriters acknowledges and agrees that no prospectus or other disclosure document in relation to the Designated Securities has been or will be lodged with the Australian Securities and Investments Commission. Each of the Underwriters represents and agrees that it:

(i)	has not made or invited, and will not make or invite, an offer of the Designated Securities for issue or sale in Australia (including an offer or invitation which is received by a person in Australia); and

(ii)	it has not distributed or published, and will not distribute or publish, the Prospectus and Prospectus Supplement or any other offering material or advertisement relating to the Designated Securities in Australia, unless (i) the minimum aggregate consideration payable by each offeree is at least A$500,000 or its equivalent (disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 of the Corporations Act 2001 of Australia, and (ii) such action complies with all applicable laws and regulations. For the purpose of the preceding paragraph, the Designated Securities include interests or rights therein.

Listing:

     Application has been made to list the Securities on the Luxembourg Stock Exchange and EuroMOT (Mercato Telematico Eurobbligazioni).

Notification of U.S. Sales:

     The Underwriters and Italy agree, within seven business days following the closing of the transaction contemplated hereby, to report by email or facsimile to Skadden, Arps, Slate, Meagher & Flom (UK) LLP (facsimile +44 20 7519 7070, attention Richard A. Ely/Matteo Castelli) the aggregate principal amount of Designated Securities sold by such Underwriters in the United States as part of their primary distribution.